UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2020 (April 29, 2020)

SHENTANG INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55973	83-0610554
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

House 1E1, Zhuoyue Weigang North

Nanshan District, Shenzhen, P.R. China 518000

(Address of principal executive offices)

(+86) 138-2887-0006

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

ITEM 1.01	Entry into A Material Definitive Agreement.

Stock Purchase Agreement

On April 29, 2020, Shentang International, Inc. (the “Company”) entered into and closed the transaction contemplated by a stock purchase agreement (the “Stock Purchase Agreement”) between the Company, Plentiful Limited, a Samoan company (the “Purchaser”), and Custodian Ventures, LLC, a Wyoming limited liability company (the “Principal”) controlled by David Lazar, an individual (together with the Principal, the “Seller”), the controlling shareholder of the Company. Pursuant to the Stock Purchase Agreement, Purchaser purchased 10,000,000 shares of preferred stock (the “Shares”) of the Company from the Principal. The full purchase price set forth in the Stock Purchase Agreement is $240,000, or $0.024, per share. Upon the closing, $225,000 of the purchase price was paid to Principal, and the balance of $15,000 will be paid once the Company’s common stock has received full DTC eligibility approval, subject to the condition that such approval must be obtained by June 5, 2020, or a later date as agreed by Purchaser. The Company’s common stock and preferred stock have different voting rights whereby one share of common stock is entitled to one (1) vote and one share of preferred stock is entitled to one hundred (100) votes. The Shares represent approximately 98% of the Company’s outstanding voting power as of the closing. Accordingly, as a result of the transaction, Purchaser became the controlling shareholder of the Company.

Purchaser acquired the Shares and now owns the following percentage of the outstanding preferred stock of the Company:

Name	Number of Shares	Percent of Preferred Stock
Plentiful Limited	10,000,000	100%

Purchaser used its working capital to acquire the Shares. Purchaser did not borrow any funds to acquire the Shares.

Prior to the closing, Purchaser was not affiliated with the Company. However, Purchaser will be deemed an affiliate of the Company after the closing as a result of its stock ownership interest in the Company.

The foregoing description of the terms of the Stock Purchase Agreement is qualified in its entirety by reference to the provisions of that document filed as Exhibit 10.1 to this report and incorporated by reference herein.

ITEM 5.01	Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference. As a result of the closing of stock purchase transaction, the control of the Company has been transferred from Principal to Purchaser.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the closing of the stock purchase transaction, on April 29, 2020, David Lazar, the sole director of the Company, submitted his resignation letter, pursuant to which he resigned from all offices of the Company that he held effective as of the closing of the stock purchase transaction and from the board of directors effective ten (10) days following the filing of Schedule 14f-1 with the U.S. Securities and Exchange Commission. The resignation of Mr. Lazar was not in connection with any known disagreement with the Company on any matter. Upon the closing of the stock purchase transaction, on April 29, 2020, Lei Xu was appointed as a director of the Company and for the offices previously held by Mr. Lazar, effective as of the closing of the stock purchase transaction.

The newly appointed director will hold office until her successors have been duly elected and qualified. Except with respect to the change of control described above, there are no arrangements or understandings between the newly appointed director and any other persons pursuant to which she was selected as a director.

Ms. Xu has been a director of Plentiful Limited since October 2018. Prior to joining Plentiful Limited, Ms. Xu was a director at AMTT Digital Service from 2015 to 2018. Ms. Xu holds a bachelor’s degree from The Open University of China.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement dated as of April 29, 2020 between the Registrant, Purchaser and Principal

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shentang International, Inc.

Dated: May 4, 2020	By:	/s/ Lei Xu
	Name:	Lei Xu
	Title:	President, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Stock Purchase Agreement dated as of April 29, 2020 between the Registrant, Purchaser and Principal

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